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Exhibit 99(p)

DIVIDEND CAPITAL REALTY INCOME ALLOCATION FUND

PURCHASE AGREEMENT

        Purchase Agreement dated February 14, 2005 between Dividend Capital Realty Income Allocation Fund, a statutory trust organized under the laws of the State of Delaware (the "Fund"), and Dividend Capital Investments LLC (the "Adviser"), a limited liability corporation organized under the laws of the State of Delaware

        WHEREAS, the Fund is a non-diversified closed-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

        WHEREAS, the Fund proposes to issue and sell common shares of beneficial interest ("common shares") in the Fund in a public offering pursuant to a registration statement filed with the Securities and Exchange Commission on Form N-2, as amended from time to time (the "Registration Statement"); and

        NOW, THEREFORE, the Fund and the Adviser agree as follows:

  1.
  The Fund offers to sell to the Adviser, and the Adviser agrees to purchase from the Fund, 7,010 common shares, $0.001 par value, of the Fund at a price of $14.275 per common share, for an aggregate price of $100,067.75 on February 14, 2005.

  2.
  The Adviser acknowledges that it is aware that such common shares are not registered under the Securities Act of 1933, as amended.

  3.
  The Adviser represents and warrants to the Fund that the Adviser is acquiring the commons shares for investment purposes only and not with a view toward redemption, resale or further distribution.

  4.
  The Adviser's right under this Purchase Agreement to purchase the common shares is not assignable.

        IN WITNESS WHEREOF, the Fund and the Adviser have caused their duly authorized officers to execute this Purchase Agreement as of the date first above written.

DIVIDEND CAPITAL REALTY INCOME ALLOCATION FUND		DIVIDEND CAPITAL INVESTMENTS LLC
By:	/s/ FRANCIS GAFFNEY	By:	/s/ THOMAS FLORENCE
Name:	Francis Gaffney	Name:	Thomas Florence
Title:	Treasurer & Principal Financial Officer	Title:	President

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  Exhibit 99(p)
DIVIDEND CAPITAL REALTY INCOME ALLOCATION FUND PURCHASE AGREEMENT